Exhibit (a)(1)(W)

NEWS RELEASE FOR IMMEDIATE RELEASE

STATOIL ASA CLOSES SUBSEQUENT OFFERING PERIOD RELATING TO

TENDER OFFER FOR BRIGHAM EXPLORATION COMPANY

Austin, TX – December 8, 2011 – Statoil ASA (OSLO: STL, NYSE: STO) (“Statoil”) and Brigham Exploration Company (NASDAQ: BEXP) (“Brigham”) today announced that more than [92.2] percent of the outstanding shares of Brigham’s common stock have been tendered to Statoil (excluding shares purchased by Statoil from Brigham).

The Brigham stockholders have tendered 109,400,549 shares of Brigham common stock, par value $0.01 per share (the “Shares”), to Statoil’s indirect, wholly owned subsidiary, Fargo Acquisition Inc. (“Purchaser”), pursuant to the offer to purchase dated October 28, 2011, which when added to the 6,249,857 Shares separately purchased by Statoil from Brigham, represents more than 92.6 percent of the outstanding Shares. The subsequent offering period expired at 12:00 midnight, New York City time, at the end of Wednesday, December 7, 2011. Purchaser has accepted for payment, and will promptly pay for, all Shares tendered during the subsequent offering period.

As the final step of the acquisition process and following payment for all Shares validly tendered on or prior to the expiration of the tender offer, Statoil and Purchaser expect to effect a short-form merger under Delaware law as promptly as practicable. At the effective time of the merger, each Share issued and outstanding immediately prior to the effective time will cease to be issued and outstanding and (other than Shares then owned by Statoil, Brigham or Purchaser or any of their respective direct and indirect wholly owned subsidiaries and Shares that are held by any stockholders who properly demand appraisal in connection with the merger) will be converted into the right to receive an amount in cash equal to the offer price of US$36.50, without interest thereon and less any applicable withholding taxes. Brigham will be the surviving corporation in the merger and an indirect, wholly owned subsidiary of Statoil. Following the merger, the Shares will be delisted and will cease to trade on the NASDAQ Global Select Market.

Questions and requests for assistance regarding the tender offer may be directed to the information agent for the offer, Innisfree M&A Incorporated at (877) 687-1875 or (212) 750-5833.

Forward-Looking Statement Disclosure

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward-looking statements include early initial production rates which decline steeply over the early life of wells, particularly our Williston Basin horizontal wells for which we estimate the average monthly production rates may decline by approximately 70% in the first twelve months of production, our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business, our liquidity and ability to finance our exploration and development activities, market conditions in the oil and gas industry, our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements may be expressed differently. All forward-looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward-looking statements, whether as a result of subsequent developments or otherwise.

Statoil Further Information

Investor relations Norway:

Hilde Merete Nafstad, senior vice president, investor relations,

mobile: +47 957 83 911

Investor relations US:

Morten Sven Johannessen, vice president, investor relations USA,

mobile: +1 203 570 2524

Press Norway:

Jannik Lindbæk jr., vice president, media relations,

mobile: +47 977 55 622

Bård Glad Pedersen, press spokesperson, media relations,

mobile: +47 918 01 791

Press US:

Ola Morten Aanestad, vice president, North America communication,

mobile: +1 713 498 0585

Brigham Further Information

Contact:

Rob Roosa, Director of Finance & Investor Relations

(512) 427-3300